Exhibit 10.1

BINDING Memorandum of understanding

OF

Noble vici group, INC.

This binding Memorandum of Understanding (“MOU”) summarizes the principal terms of a proposed reorganization of Elusyf Global Private Limited into Noble Vici Group, Inc. The transactions contemplated by this MOU are subject to the satisfactory completion of due diligence and the execution of Definitive Agreements. This MOU does not constitute either an offer to sell or an offer to purchase securities.

Acquirer:	Noble Vici Group, Inc., a Delaware corporation (the “Company”) (OTCPK: NVGI).
Target:

Elusyf Global Private Limited, a company organized under the laws of Singapore (“EGPL”), that is engaged in the business of marketing and distribution of health and beauty products, such as Elusyf Mitos Activa and Cell Activa Phytomask, among other offerings, through its wide network of channels.

Reorganization:

Eldee Wai Chong Tang (“ET”), NVGI’s Chief Executive Officer and director, owns 59,980 shares, or 51%, of the issued and outstanding shares of EGPL (the “Shares”).

The Company seeks to enter into a reorganization whereby it acquires from ET the Shares, representing 51% of the issued and outstanding securities of EGPL (the “Reorganization”). Upon the consummation of the Reorganization, EGPL will become a 51% owned subsidiary of the Company.

Purchase Price:	To be mutually determined based upon the valuation of EGPL and the Company.
Closing Conditions:

Standard conditions to closing, which shall include, among other things, (i) satisfactory completion of financial, tax and legal due diligence, (ii) satisfactory completion of audit of the financial statements of EGPL for the fiscal years ended March 31, 2019 and 2018, (iii) negotiation and execution of mutually acceptable definitive documents evidencing the transactions contemplated herein, and (iv) receipt of all necessary approvals.

Affiliate Relationships:	Eldee Wai Chong Tang, NVGI’s Chief Executive Officer and director, owns the Shares of EGPL.
Non-Competition/ Non-Solicitation Agreements:	Each existing shareholder and key employees of EGPL will enter into non-competition and non-solicitation agreements in a form reasonably acceptable to the Company.
Due Diligence:

The existing shareholders will give and cause EGPL to give the Company and the Company’s accountants, attorneys and consultants and all other representatives and agents full access to EGPL’s management, accountants, advisors, properties, operating and financial data, records, agreements and other information relating to EGPL and its operations to the extent reasonably requested by the Company. The existing shareholders will use their best efforts to keep the Company informed of any material changes that have occurred or may occur affecting the business, results of operations, condition (financial or otherwise) or prospects of EGPL

Definitive Agreements:

The Reorganization will be made pursuant to one or more definitive agreements including without limitation, which agreement will contain, among other things, appropriate representations and warranties of the Company and ET, covenants of the Company and ET reflecting the provisions set forth in this term sheet and appropriate conditions to closing which will include, among other things, compliance with all applicable United States securities laws.

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Exclusivity:

The parties agree to work in good faith expeditiously towards a closing. ET agrees that he will not take any action to solicit, initiate, encourage or assist the submission of any proposal, negotiation or offer from any person or entity other than the Company relating to the sale or issuance, of any of the capital stock of EGPL or the acquisition, sale, lease, license or other disposition of EGPL or any material part of the stock or assets of EGPL and shall notify the Company promptly of any inquiries by any third parties in regards to the foregoing.

Closing Date:	The closing of the Reorganization is anticipated to occur on or before June 30, 2019, or such other date as the parties may mutually determine.
Expenses:	Each party shall be responsible for its own fees and expenses related to this transaction.
Governing Law:

This MOU shall be governed by the laws of the State of Delaware without regard to its principles of conflicts of law and may not be amended, and no provision hereof waived or modified, except by an instrument in writing signed by the party to be bound. This MOU is intended solely for the benefit of the parties and is not intended to confer, and shall not be deemed to confer, any benefits upon, or create any rights for or in favor of, any other person.

Notice:

All notices and other communications provided for herein shall be in writing (including by telecopier) and mailed, sent or delivered to the respective parties hereto at or to their respective addresses or telecopier numbers set forth below their names on the signature pages hereof, or at or to such other address or telecopier number as shall be designated by any party in a written notice to the other parties hereto. All such notices and communications shall be effective (i) if delivered by hand, upon delivery; (ii) if sent by mail or overnight courier, upon the earlier of the date of receipt or five business days after deposit in the mail, first class, postage prepaid; and (iii) if sent by telecopy, upon receipt provided that a hard copy of such notice or other communication is sent via first class mail, postage prepaid within one business day following transmission by telecopy.

Binding	This MOU shall be binding upon the parties hereto.

This MOU has been executed by the parties as of April 1, 2019.

NOBLE VICI GROUP, INC. By: /s/ Sin Chi Yip Sin Chi Yip Chief Financial Officer Address: Raffles Place, #33-02 One Raffles Place Tower One Singapore 048616	/s/ Eldee Wai Chong Tang Eldee Wai Chong Tang Address: 38 North Canal Road Singapore 059294

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